Exhibit 99.1

For Immediate Release

GMS Appoints Randolph W. Melville to the Board of Directors

Tucker, GA (Business Wire) – November 10, 2020 – GMS Inc. (NYSE: GMS), a leading North American specialty distributor of interior building products, announced today that its Board of Directors has appointed Randolph W. Melville to serve as an independent member of the Board of Directors, effective November 6, 2020.

Mr. Melville most recently served as Senior Vice President and General Manager for the Western Division of PepsiCo’s Frito-Lay North America until his retirement in 2017. In that position, he was responsible for all aspects of the company’s western division performance including sales, operations, supply chain, finance, human resources and strategic planning. Prior to this role, Mr. Melville, who joined Frito-Lay in 1993, served in numerous positions of increasing responsibility covering operations, sales and marketing, customer engagement and strategy. He also served as Vice President of Urban/Ethnic marketing for PepsiCo, parent company of Frito-Lay, from 2001 to 2003. Mr. Melville has also served as a Senior Vice President at Maytag Corporation and held various leadership positions in sales and marketing with Procter & Gamble Distributing Company earlier in his career. Mr. Melville currently serves as the Lead Independent Director of Saia, Inc., a logistics services company and on the Board of Trustees of The Northwestern Mutual Life Insurance Company. He also previously served as an independent director and member of the compensation committee of Interline Brands, Inc.

“We are pleased to welcome Randy Melville to the GMS Inc. Board of Directors,” said John J. Gavin, non-executive Chairman, “His extensive sales, marketing and operations experience in distribution businesses will be extremely valuable to our Board. We look forward to Randy’s significant contributions as a director.”

About GMS:

Founded in 1971, GMS operates a network of more than 260 distribution centers across the United States and Canada. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

Forward-Looking Statements and Information:

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "seek," or "should," or the negative thereof or other variations thereon or comparable terminology.  We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, including those factors described in the "Risk Factors" section in our filings with the SEC.  We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise.

For more information about GMS, please visit www.gms.com.

Investor Relations:	Media Relations:
Leslie Kratcoski	770-723-3378
770-723-3306	marketing@gms.com
ir@gms.com